UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2006
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          We have established a $109,500,000 credit facility which we have used to refinance our credit agreement, dated November 19, 2004 (the “Prior Credit Facility”) among us, certain of our subsidiaries, several banks and institutions party thereto and Bank of America, N.A. (“Bank of America”). The new facility consists of three related agreements:
•	a $45,500,000 credit agreement, dated June 6, 2006 (the “First Lien Credit Agreement”) with TRM ATM Corporation (“TRM ATM”), TRM Copy Centers (USA) Corporation (“TRM CC” and together with TRM ATM, the “Borrower Subsidiaries”), GSO Origination Funding Partners LP (the “GSO Fund”), the other lenders set forth therein and Wells Fargo Foothill, Inc., serving as administrative agent, revolving lender, swing line lender and L/C issuer (“WWF”);

•	a $40,000,000 second lien loan agreement, dated June 6, 2006, with the Borrower Subsidiaries, the GSO Fund, the other lenders set forth therein and WWF (the “Second Loan Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”); and

•	a £12,903,919.57 facility agreement, dated June 6, 2006, between our wholly-owned subsidiary, TRM (ATM) Limited (“TRM Ltd.”) and GSO Luxembourg Onshore Funding SarL (“GSO Lux”) as the original lender, facility agent and security agent (the “UK Facility Agreement”).
          We describe the Credit Agreements and the UK Facility Agreement in Item 2.03 below, which is incorporated by reference as if fully set forth herein.
Item 1.02 Termination of a Material Definitive Agreement.
          On June 6 and 7, 2006, we refinanced our Prior Credit Facility as set forth in Items 1.01 and 2.03, thereby terminating that facility. The aggregate payoff amount under the Prior Credit Facility was $89,818,923.94 including £2,002,435.10 used to repay the revolving loan portion of the Prior Credit Facility. In addition, we have provided $3,990,000 of cash collateral for the existing letter of credit issued by Bank of America that secures our obligations under our U.S. vault cash arrangements and provided $4,500,000 of cash collateral for obligations to Bank of America under a treasury management program with it. We expect to transfer the letter of credit and treasury management program to WFF within 30 to 60 days at which time the cash collateral will be released. $4,500,000 of the cash collateral will be applied at that time to reduce our obligations under the term loan portion of the First Lien Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On June 6, 2006, we and the Borrower Subsidiaries entered into the Credit Agreements. The First Lien Credit Agreement consists of a $30.5 million term loan facility and $15 million of revolving commitments. There is a letter of credit sublimit of $6.0 million under the revolving loan commitment. The Second Loan Agreement consists of a $40 million term loan. Borrowings under the Credit Agreements are guaranteed by two of our indirect subsidiaries, Access Cash International LLC and TRM (Canada) Corporation.
          Under the First Lien Credit Agreement, both the revolving loans and the term loan bear interest at the London Interbank Offered Rate (“LIBOR”) plus 4.0% while, under the Second Loan Agreement, the term loan bears interest at LIBOR plus 7.0%. Interest on all loans is payable quarterly. Under the First Lien Credit Agreement, we must pay quarterly installments of principal of $65,000, commencing September 30, 2006, with the remaining unpaid principal due at maturity. Under the Second Loan Agreement, we must pay the entire principal balance at maturity. The revolving and term loans under the First Lien Credit Agreement mature on June 6, 2011. The term loan under the Second Loan Agreement matures on June 6, 2012.
          The Credit Agreements contain affirmative and negative covenants that restrict our activities and those of our subsidiaries, including, among other things, restrictions on debt, liens, investments, dispositions and dividends. The Credit Agreements also contain mandatory prepayment events and events of default relating to customary matters, including payment and covenant defaults, cross defaults relating to other indebtedness, insolvency, loss of access to cash to service at least 80% of our ATM machines at the present level and loss of material contracts. Upon a default, WFF will, at the request of, or may, with the consent of the required lenders, accelerate the maturity of the loans and/or exercise remedies available to it and the lenders. Under the First Lien Credit Agreement, WFF may also terminate both the commitment of each lender to make loans under the revolving loan portion of the facility and WFF’s obligation to issue letters of credit, and require us and the other borrowers to provide cash collateral as security for any outstanding letters of credit.
          TRM Ltd. entered into the UK Facility Agreement on June 6, 2006, which consists of a £12,903,919.57 term loan. TRM Ltd. must make quarterly principal payments of £32,259.80 each commencing September 30, 2006 with the remaining principal balance becoming due on June 6, 2011. The loan bears interest at LIBOR plus 4.0% plus an amount intended to compensate GSO Lux for reserve requirements at the Bank of England or the European Central Bank with respect to the loan. The UK Facility Agreement contains affirmative and negative undertakings that restrict TRM Ltd.’s activities, including, among other things, restrictions on debt, liens, investments, dispositions and dividends. The UK Facility Agreement also contains mandatory prepayment events and events of default relating to customary matters, including non-payment, cross defaults relating to other indebtedness and insolvency. Upon a default, GSO Lux may accelerate the maturity of the loan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Daniel O'Brien
		Name:	Daniel E. O'Brien
Date: June 12, 2006		Title:	Chief Financial Officer